BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

HIMALAYA TECHNOLOGIES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE 3: amended as follows: Total authorized shares are 2,250,000,000 including authorized common shares of 2,000,000,000 .0001 par value and authorized preferred shares of 250,000,000 .0001 par value. A Series A class of preferred stock with 130,000,000 shares authorized shall convert 1-50 into common shares and vote on an as converted basis. A Series B class of preferred stock with 20,000,000 shares authorized shall convert 1-1,000 into common shares and vote on an as converted basis. A Series C class of preferred stock with one million shares authorized shall convert 1-1 into common shares and have 100,000 votes per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100,374,594,000 or 99.6%

4. Effective date and time of filing: (optional) Date: 09-08-2022 Time: 07:45am

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X VIKRAM GROVER

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.